February 28, 2017

Mr. Adam Mogil
330 Sapdina Rd
Penthouse 3
Toronto, ON M5R2V9

Re: Engagement Letter of Agreement

Dear Mr. Mogil

This engagement letter of agreement (LOA) describes the nature and scope of services that you Adam Mogil (“Mogil”) will provide to Enertopia Corp. (“Enertopia”), and compensation to be provided from Enertopia to Mogil in return for services.

This LOA is subject to the terms and conditions attached in Appendix A, which form part of this agreement.

Engagement

Mogil will provide to Enertopia Corp the following services:

1.	Provide guidance for Enertopia’s business model and plan.
2.	Provide strategic advice for Enertopia’s corporate finance requirements.
3.	Provide Introductions to Enertopia to potential business partners or other business transactions.

Mogil shall devote sufficient time and energy required to faithfully deliver the services.

Term

The terms of this agreement begin from the date of execution and will be for seven months. This agreement can be terminated by either party with 30 days’ notice.

Fees and Notice

In lieu of cash Enertopia will award to Mogil within 72 hours of signing this agreement, 1,000,000 warrants to purchase 1,000,000 shares of Enertopia common stock. All warrants will be issued in accordance with regulations including but not limited to, for resale in Canada, a restricted hold period of 4 months plus one day at a price equal to the previous day’s closing price. At time of drafting this agreement, the exercise price would be USD$0.09 or the CDN equivalent. The warrants shall have an expiration date of August 28, 2017.

As a reporting issuer in the USA and Canada, Enertopia is obligated to publicly report this agreement and all its details to securities regulators, and Mogil consents to same.

Acceptance

If the above conforms to your understanding and meets with your approval, please acknowledge your agreement by signing below.

Very truly yours,

Robert McAllister,
Enertopia Corp

BY: ___________________________________________	BY:
______________________________________________
Name: Adam Mogil	Name: Robert McAllister
Title: Individual	Title: CEO

APPENDIX A
TERMS AND CONDITIONS

1.

Services. In connection with its services, MOGIL shall be entitled to rely on all representations, decisions, and approvals of Enertopia. These Terms and Conditions, along with the engagement letter to which these Terms and Conditions are attached (the “Engagement Letter” or “LOA”) and all attachments there to, are collectively, this “Agreement”.

2.

Term. Unless terminated sooner in accordance with its terms, this Agreement shall terminate on the completion of MOGIL services hereunder. Each party shall have the right to terminate this Agreement at any time by giving written notice to the other party not less than 30 business days before the effective date of termination, unless required otherwise by professional standards. In the event of termination pursuant to this paragraph, Enertopia agrees to make no attempt to recover payment in full of 1,000,000 warrants granted to MOGIL.

3.

Limitation on Damages. Enertopia agrees that MOGIL and its personnel shall not be liable to Enertopia for any claims, liabilities, or expenses relating to this Agreement for an aggregate amount in excess of the fees paid by Enertopia to MOGIL pursuant to this Agreement, except to the extent finally judicially determined to have resulted from the gross negligence or intentional misconduct of MOGIL. In no event shall MOGIL or its personnel be liable for consequential, special, indirect, incidental, punitive, or exemplary losses or damages relating to this engagement. This limitation on liability provision shall apply to the fullest extent of the law, whether in contract, statute, tort (such as negligence), or otherwise.

4.

Third Parties and Internal Use. Except as otherwise agreed, all services hereunder shall be solely for ENertopia’s internal purposes and use, and this engagement does not create privity between MOGIL and any person or party other than Enertopia (“Third Party”). This engagement is not intended for the express or implied benefit of any Third Party. No Third Party is entitled to rely, in any manner or for any purpose, on the advice, opinions, reports, or other services of MOGIL. In order to protect MOGIL from any unauthorized reliance or claims, Enertopia further agrees that the advice, opinions and reports issued by MOGIL shall not be distributed, made available, circulated, or quoted to or used by any Third Party without the prior written consent of MOGIL.

5.

Information and Data. MOGIL shall be entitled to assume, without independent verification, the accuracy of all representations, assumptions, information and data that Enertopia and its representatives provide. All assumptions, representations, information and data to be supplied by Enertopia and its representatives will be complete and accurate to the best of Enertopia’s knowledge. MOGIL shall have no responsibility to address any legal matters or questions of law.

6.

Governing Law and Severability. This Agreement, including without limitation the Engagement letter and all attachments thereto, shall be governed by, and construed in accordance with, the laws of the Province of British Columbia (without giving effect to the choice of law principles thereof). If any provision of this Agreement is found by a court of competent jurisdiction to be unenforceable, such provision shall not affect the other provisions, but such unenforceable provision shall be deemed modified to the extent necessary to render it enforceable, preserving to the fullest extent permissible the intent of the parties set forth in this Agreement. The parties acknowledge and agree that this Agreement allocates risk between them as authorized by any applicable law and that the amount of the fees charged for the services reflects this allocation of risk and other limitations of liability contained in this Agreement. If any remedy hereunder is determined to have failed of its essential purpose, all limitations of liability and exclusion of damages set forth in this Agreement will remain in full force and effect.

7.

Assignment. Enertopia will not assign this Agreement, in whole or in part, without the prior written consent of MOGIL, which written consent will not be unreasonably withheld. MOGIL will not assign this Agreement, in whole or in part, without the prior written consent of Enertopia, which written consent will not be unreasonably withheld

8.

Dispute Resolution Procedure. If any dispute, controversy or claim arises in connection with the performance or breach of this Agreement, either party may, upon written notice to the other party, request facilitated negotiations. Such negotiations will be assisted by a neutral facilitator acceptable to both parties and will require the best efforts of the parties to discuss with each other in good faith their respective positions and, respecting their different interests, to finally resolve such dispute.

Each party may disclose any facts to the other party or to the facilitator, which it, in good faith, considers necessary to resolve the dispute. However, all such disclosures will be deemed in furtherance of settlement efforts and will not be admissible in any subsequent litigation against the disclosing party. Except as agreed by both parties, the facilitator will keep confidential all information disclosed during negotiations. The facilitator will not act as a witness for either party in any subsequent arbitration between the parties.

Such facilitated negotiations will conclude within sixty (60) days from receipt of the written notice unless extended by mutual consent. The parties may also agree at any time to terminate or waive facilitated negotiations. The costs incurred by each party in such negotiations will be borne by it; the fees and expenses of the facilitator, if any, will be borne equally by the parties.

9.

Independent Contractor. MOGIL and Enertopia acknowledge that the relationship between the parties to this Agreement is exclusively that of an independent contractor and that MOGIL obligations to Enertopia are exclusively contractual in nature. This Agreement does not create an agency, employment, partnership joint venture, trust or other fiduciary relationship between the parties. Neither party shall have the right to bind the other to any Third Party or otherwise to act in any way as a representative or agent of the other.

10.

Entire Agreement. This Agreement sets forth the entire agreement between the parties with respect to the subject matter herein, superseding all prior agreements, negotiations or understandings, whether oral or written, with respect to such subject matter. To the extent that any of the terms and conditions of the Engagement Letter conflict with these Terms and Conditions, these Terms and Conditions will control. This Agreement may not be changed, modified or waived in whole or part except by an instrument in writing signed by both parties.